     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2001
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               MRO SOFTWARE, INC.
             (Exact name of Registrant as Specified in its Charter)

             MASSACHUSETTS                                 04-2448516
   (State or Other Jurisdiction of                      (I.R.S. Employer
    Incorporation or Organization)                   Identification Number)

                                100 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 280-2000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             ----------------------

                              CRAIG NEWFIELD, ESQ.
                               MRO SOFTWARE, INC.
                                100 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 280-2000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                             ----------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, please check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

=================================================================================================================================
                                                   CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                          Amount               Proposed                 Proposed
      Title of Each Class Of               To Be           Maximum Offering        Maximum Aggregate     Amount Of Registration
    Securities To Be Registered         Registered        Price Per Share(1)       Offering Price (1)              Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value              714,999                $13.78                $9,853,580                $2,463
=================================================================================================================================

(1) Estimated solely for purposes of calculating the Registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on March 9, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

The information contained in this prospectus is not complete and the securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================
                   Subject to completion dated March 15, 2001


                               MRO SOFTWARE, INC.


                         714,999 SHARES OF COMMON STOCK


     This prospectus relates to the resale of 714,999 shares of the common stock of MRO Software, Inc. These shares are already outstanding, or are issuable immediately and at any time upon the exercise of a stock purchase warrant, and may be offered for sale from time to time for the accounts of the selling stockholders listed on page 8 of this prospectus.


     The common stock is traded on the Nasdaq National Market under the symbol "MROI". On March 9, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $12.938 per share.



     AN INVESTMENT IN THE COMMON STOCK OFFERED UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.

     PLEASE SEE "FACTORS AFFECTING FUTURE PERFORMANCE", BEGINNING ON PAGE 4.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 THE DATE OF THIS PROSPECTUS IS ____________.


================================================================================

================================================================================

                                     SUMMARY


                            ABOUT MRO SOFTWARE, INC.

The Company operates in two industry segments: (1) the development, marketing and support of the "Demand-Side" software products and services, consisting of MAXIMO Enterprise and MAXIMO Extended Enterprise (which includes MAXIMO Buyer, the e-procurement application that was integrated with MAXIMO during fiscal
2000), and (2) the development, marketing and support of the MRO.COM "Supply-Side" software products and services, and the Internet-based content management tools and cataloging services developed and marketed by our INTERMAT, Inc. subsidiary. The MRO.COM Supply-Side products consist of the mroDistributor, mroManufacturer and mroConnect products.

Through our unique combination of domain expertise in maintenance, repair and operations ("MRO") and enterprise asset maintenance management software products, and through our hosted solutions enabling manufacturers and distributors to participate in e-commerce, the Company provides a complete end-to-end industrial supply chain solution.

The flagship product of our Demand-Side solutions is MAXIMO Extended Enterprise. MAXIMO Extended Enterprise combines a robust, proven and market-leading enterprise asset management application product with comprehensive e-commerce capabilities that enable e-procurement of MRO materials, labor and services for both scheduled and unscheduled tasks required on the plant floor of virtually any industrial entity.

Our MRO.COM brand of Supply-Side solutions provide the tools and technology to enable distributors and manufacturers of industrial parts - through one catalog and one connection - to gain exposure to all types of buyers via multiple marketplaces and exchanges.

The strengths of our Demand- and Supply-Side offerings combine to offer a comprehensive solution, which makes the entire supply chain more efficient for all participants.

MAXIMO, the Company's enterprise asset maintenance management system, was first released in February 1991. MAXIMO enables customers to manage the maintenance, repair and operation of their enterprise-wide capital assets. Businesses, government agencies, and other organizations use MAXIMO across their enterprises to assist in the management of their high-value capital assets, such as plants, facilities and production equipment, to cut MRO inventories and supply chain costs, control maintenance expenses, reduce downtime, and more effectively deploy productive assets, personnel and other resources. Total MAXIMO revenues from products and services were $139,544,000 in fiscal 2000. MAXIMO offers robust functionality, drawing upon the Company's established track record as a provider of large-scale applications critical to the operations of major industrial companies. In fiscal 1999, the Company released the MRO.COM family of products. The MRO.COM products enable users of MAXIMO or other enterprise systems to engage in on-line e-procurement of the industrial goods and services that they need to maintain and operate their capital assets, by connecting to the distributors and manufacturers of those products and services through the MRO.COM on-line marketplace or through other e-commerce exchanges. These solutions enable buyers at companies to efficiently manage the complex balance between both planned procurement and spot buy activities. MRO.COM products link an on-line community of MRO suppliers and buyers to a group of Internet-based procurement products that reduce purchasing and inventory costs. By using MAXIMO Buyer, purchasers have access to a community of MRO suppliers aggregated on the MRO.COM marketplace. It is expected that as a result, users will benefit from reduced purchasing and inventory costs.

     The Company's principal executive offices are located at 100 Crosby Drive, Bedford, Massachusetts 01730, and its telephone number is (781) 280-2000.


SUMMARY OF THE OFFERING


Securities Offered:      714,999 shares of common stock.


Plan of Distribution:    The shares of common stock covered by this prospectus
                         may be offered from time to time by the selling stockholders. See "Plan of Distribution."

Trading: The common stock is traded on the Nasdaq National Market under the symbol "MROI."


================================================================================

                      FACTORS AFFECTING FUTURE PERFORMANCE

The nature of forward-looking information is that such information involves significant assumptions, risks and uncertainties. Certain public documents of the Company and statements made by authorized officers, directors, employees, agents and representatives of the Company, acting on its behalf, may include forward-looking information which will be influenced by the factors described below, and by other assumptions, risks and uncertainties. Forward-looking information is based on assumptions, estimates, forecasts and projections regarding the Company's future results as well as the future effectiveness of the Company's strategic plans and future operational decisions. Forward-looking statements made by or on behalf of the Company (including without limitation those identified by footnotes in the foregoing discussion) are subject to the risk that the forecasts, projections, and expectations of management, or assumptions underlying such forecasts, projections and expectations, may become inaccurate. Accordingly, actual results and the Company's implementation of its plans and operations may differ materially from forward-looking statements made by or on behalf of the Company. The following discussion identifies certain important factors that could affect the Company's actual results and actions and could cause such results and actions to differ materially from any forward-looking statements made by or on behalf of the Company that related to such results and actions.

Other factors, which are not identified herein, could also have such an effect.

RAPID TECHNOLOGICAL CHANGE

The computer software industry is characterized by rapid technological advances, changes in customer requirements and frequent product introductions and enhancements. The Company's success depends upon its ability to continue to enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements and industry standards, and achieve market acceptance. In particular, the Company believes that it must continue to respond quickly to users' needs for new functionality and to advances in hardware and operating systems, and that it must continue to create products that conform to industry standards regarding the communication and interoperability between software products of different vendors. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements, or that the Company will not experience significant delays in developing such new products or product enhancements. Such delays could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that new products and product enhancements developed by the Company will achieve market acceptance.

DEPENDENCE ON MAXIMO

A significant portion of the Company's revenues are derived from the licensing of its MAXIMO family of products and to related services and support. Revenues from licenses of MAXIMO and related services and support accounted for approximately 83% of the Company's total revenues in fiscal 2000, but declined in absolute dollar amount compared with fiscal 1999. The Company's financial performance in 2001 depends largely on continued market acceptance of MAXIMO, and the acceptance of its Demand-Side e-commerce procurement application MAXIMO Buyer. The Company believes that continued market acceptance of MAXIMO will largely depend on its ability to enhance and broaden the capabilities of MAXIMO by among other things, developing additional application modules and by developing and incorporating into the MAXIMO product technologies that are emerging in connection with the Internet. Any factor adversely affecting sales of MAXIMO, such as delays in development, significant software flaws, incompatibility with significant hardware platforms, operating systems or databases, increased competition or negative evaluations of MAXIMO, would have a material adverse effect on the Company's business and financial results.

NEW PRODUCTS; NEW MARKETS

In the first quarter of fiscal 2001, the Company repositioned its MRO.COM brand Internet-based business-to-business marketplace as mroDistributor, mroManufacturer and mroConnect, offering the suppliers of MRO goods and services the ability to drive and control their Internet-based e-commerce initiatives.

There can be no assurance that the Company's Supply-Side products will be sold successfully, or that the Company's Supply-Side products will achieve market acceptance. There is also no assurance that the Company and its customers will create a large enough community of sellers, connected to a large enough community of buyers, for the Company to achieve leverage and market synergy between its Demand-Side and Supply-Side products.

The Company's future success in the electronic commerce market may depend on its ability to accurately determine the functionality and features required by its customers, as well as the ability to enhance its Supply-Side products and deliver them in a timely manner. The Company may incur substantial costs to enhance and modify its Supply-Side products and services in order to meet the demands of this growing and changing market. The Company's Supply-Side product segment is not yet profitable and may not be profitable for sometime.

MAXIMO Extended Enterprise is now marketed to satisfy prospective customers' e-procurement requirements, and its pricing has been changed from user-based pricing to demand capacity pricing, where the customer purchases the right to process a certain number of transactions during the year. There can be no assurance that this pricing model will be accepted in the market, and sales of MAXIMO could be delayed or lost if the Company has to change its pricing model. MAXIMO Buyer is also offered to non-MAXIMO customers who wish to engage in e-procurement. The Internet e-procurement market is a nascent market that may undergo rapid technological change and rapid influx of competing technologies and vendors. The Company cannot predict the present and future size of the potential market for its MAXIMO Extended Enterprise and MAXIMO Buyer products, or whether the Demand-Side products will achieve acceptance in that market.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

The Company has experienced, and may in the future experience, significant period-to-period fluctuations in revenues and operating results, which may negatively impact the price of our stock. The Company's revenues and income from operations typically grow at a lower rate or decline in the first quarter of each fiscal year, compared to the fourth quarter of the preceding fiscal year. In addition, revenues are typically higher in the fourth quarter than in other quarters of the year. The Company believes that these quarterly patterns are partly attributable to the Company's sales commission policies, which compensate members of the Company's direct sales force for meeting or exceeding annual quotas. In addition, the Company's quarterly revenues and operating results have fluctuated historically due to the number and timing of product introductions and enhancements, the budgeting and purchasing cycles of customers, the timing of product shipments and the timing of marketing and product development expenditures. The Company typically realizes a significant portion of its revenue from sales of software licenses in the last two weeks of a quarter, frequently even in the last days of a quarter. Failure to close a small number of large software license contracts may have a significant impact on revenues for any quarter and could, therefore, result in significant fluctuations in quarterly revenues and operating results. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

The Company generally ships its products upon receipt of orders and maintains no significant product backlog. As a result, revenues from license fees in any quarter are substantially dependent on orders booked and shipped in that quarter. A delay in or loss of orders can cause significant variations in operating results. A significant portion of the Company's operating expenses is fixed in the short term, and planned expenditures are based primarily on sales forecasts. Accordingly, if revenues do not meet the Company's expectations in any given quarter, operating results may be materially adversely affected.

COMPETITION

The market for enterprise asset maintenance software such as MAXIMO is fragmented by geography, by hardware platform and by industry orientation, and is characterized by a large number of competitors including both independent software vendors and certain enterprise resource planning ("ERP") vendors. Independent software vendors include Datastream, Manugistics and Indus. MAXIMO also competes with integrated ERP systems which include integrated maintenance modules provided by several large vendors, such as SAP, Oracle and JD Edwards and others. Currently, MAXIMO competes with products of a number of large vendors, some of which have traditionally provided maintenance software running on mainframes and minicomputers and are now offering systems for use in the client/server environment. MAXIMO also encounters competition from vendors of low cost maintenance management systems designed initially for use by a single user or limited number of users as vendors of these products upgrade their functionality to enter the client/server market. Some of the companies mentioned above have also developed e-procurement applications that are competitive with MAXIMO Buyer.

The Company's Supply-Side business has many diverse competitors offering a wide range of differing products, services and technologies. The Company expects competition to intensify as current competitors expand their product offerings and new competitors enter the market. We may not remain competitive, and increased competition could seriously harm our business. Our competitors offer a variety of e-business products that compete with ours including supply chain and other core Supply-Side business. We may compete with vendors who have established electronic marketplaces and indirect procurement capabilities, such as Ariba and Commerce One. Other competitive factors include internal development efforts by corporate information technology departments and companies offering customized products.

Certain of the Company's competitors have greater financial, marketing, service and support and technological resources than the Company. To the extent that such competitors increase their focus on the asset maintenance or planning and cost systems markets, or on the industrial supply chain market, the Company could be at a competitive disadvantage.

INTERNATIONAL OPERATIONS

A significant portion of the Company's total revenues is derived from operations outside the United States. The Company derived 39%, 46%, and 46% of its total revenue from sales outside the United States in fiscal years 2000, 1999, and 1998, respectively. The Company continues to invest in international infrastructure, global product functionality and translated versions of financial and other software products. In the event international expansion and/or product globalization efforts are not successful, the Company's business operating results and financial condition may be adversely affected. This international business is subject to various risks common to international activities, including exposure to currency fluctuations, greater difficulty in collecting accounts receivable, political and economic instability, the greater difficulty of administering business abroad and the need to comply with a wide variety of foreign import and United States export laws and regulatory requirements.

A significant portion of the Company's total revenue is derived from international operations that are conducted in foreign currencies. Changes in the values of these foreign currencies relative to the United States dollar have in the past adversely affected, and may in the future affect, the Company's results of operations and financial position. Gains and losses on translation to United States dollars and settlement of receivables from international subsidiaries may contribute to fluctuations in the Company's results of operations. To date, the Company has not engaged in currency hedging transactions. The Company may in the future undertake currency hedging, although there can be no assurance that hedging transactions, if entered into, would materially reduce the effects of fluctuations in foreign currency exchange rates on the Company's results of operations.

DEPENDENCE ON THIRD PARTIES

The Company has entered into nonexclusive license agreements with other third party software developers, pursuant to which the Company incorporates into its products software providing certain application development, user interface, business intelligence, content and graphics capabilities developed by these companies. If the Company were unable to renew these licenses (or unable to renew them on commercially reasonable terms), or if any of such vendors were to become unable to support and enhance its products, the Company could be required to devote additional resources to the enhancement and support of these products or to acquire or develop software providing equivalent capabilities, which could cause delays in the development and introduction of products incorporating such capabilities. The Supply-Side operations are dependent on Digital Island, a third party data center, which could be destroyed or damaged. In addition, the Company must stay on good terms with this vendor, and be able to renew its agreement with this vendor on commercially reasonably terms. If this data center were to become inoperable or unavailable on commercially reasonable terms, the Company would incur significant expense, and potentially lose its ability to provide these services altogether during the period of downtime and transition, resulting in customer dissatisfaction and market rejection of its Supply-Side offerings. The Company's Supply-Side operations are dependent upon the Company's ability to protect computer equipment and the information stored in these third party data centers against damage that may be caused by natural disasters, fire, power loss, telecommunication or Internet failures, unauthorized intrusions, computer viruses and other similar damaging events. The Company cannot assure that any of these damaging events would not result in a prolonged outage of the Company's network services or that the Company would not experience a reduction of revenues or unexpected expenses which could have a material adverse effect on our business and financial results.

HOSTING

The Company does not have extensive experience in hosting applications. We may not adequately predict the flow of traffic. If we do not predict the volume of traffic adequately, we may experience slower response times or other problems. Any delays in response time or performance problems could cause our customers to perceive this service as not functioning properly and they may discontinue use of our products and services.

The Company's success and profitability in its Supply-Side business is dependent on the Company's ability to increase the scaleability and performance of its Supply-Side solutions, meaning that the Company must be able to host and operate a large number of mroDistributor, mroManufacturer and mroConnect product instances on a single computer using multiple processors. This is because the Company incurs fixed costs associated with the hosting environment, regardless of how many, or how few, Supply-Side products are hosted at the same time. If the Company is unable to host a certain number of Supply-Side solutions per computer, then the Supply-Side business may not become profitable for a long time. Moreover, if the Company is not able to operate a large number of Supply-Side product instances on the same computer without denigrating product performance, the Supply-Side solutions may not gain customer acceptance and market penetration.

ERRORS IN DATA

The Company needs to publish accurate catalog data, as this is critical to our customers' businesses. Our content management tools help suppliers manage the collection and publication of catalog content. Any defects or errors in these tools, or in the catalog data produced by using them, could deter businesses from utilizing our Supply-Side solutions.

PRODUCT DEVELOPMENT:  INTERNET

The Company has developed a Java-based component architect software application to incorporate into the MAXIMO product technologies emerging in conjunction with the Internet. Internet technologies and applications generally are developing and gaining acceptance rapidly in the market. MRO supply chain management using electronic commerce is a nascent market with many standards and technologies remaining to be developed. Accordingly, developing technologies pose risks to the Company. The Company believes that electronic commerce products and technologies complement the Company's enterprise asset management products. There can be no assurance that the Company will successfully anticipate trends in this market, that the Company will be successful in Internet technology development or acquisition efforts or that the Company's Internet applications, if developed, will achieve market acceptance.

INTERNET RELATED RISKS

If Internet usage continues to grow rapidly, its infrastructure may not be able to support customer and user demands and its performance and reliability may decline. If outages, delays, or viruses on the Internet occur frequently or increase in frequency, overall Internet usage including usage of the Company's products and services could grow more slowly or decline. The Company is dependent upon improvements being made to the entire Internet as well as to particular customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of the Company's customers to utilize the Company's solution will be hindered, and the Company's business, operating results and financial condition may suffer.

LIMITED INTELLECTUAL PROPERTY PROTECTION

The Company's success is dependent upon its proprietary technology. The Company currently has one patent and protects its technology primarily through copyrights, trademarks, trade secrets and employee and third party nondisclosure agreements. The Company's software products are sometimes licensed to customers under "shrink wrap" or "click wrap" licenses included as part of the product packaging or acknowledged by customers who register on-line. Although, in larger sales, the Company's shrink-wrap and click wrap licenses may be accompanied by specifically negotiated agreements signed by the licensee, in many cases its shrink-wrap and click wrap licenses are not negotiated with or signed by individual licensees. Certain provisions of the Company's shrink-wrap and click wrap licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent, as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of similar technology. Although the Company believes that its products and technology do not infringe on any valid claim of any patent or any other proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future. Litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could potentially have a material adverse result on our operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

The Company is highly dependent on certain key executive officers, technical and sales employees, the loss of one or more of who could have an adverse impact on the future operations of the Company. The Company does not have employment contracts with, and does not maintain key person life insurance policies on, any personnel. The Company continues to hire a significant number of additional sales, services and technical personnel. Competition for hiring of such personnel in the software industry is intense, and the Company from time to time experiences difficulty in locating candidates with the appropriate qualifications within the desired geographic locations, or with certain industry specific domain expertise. It is widely believed that the technology industry is at or beyond a condition of full employment. There can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified employees.

CERTAIN RISKS ASSOCIATED WITH ACQUISITIONS

As part of its overall strategy, the Company plans to continue to acquire or invest in complementary companies, products, or technologies and to enter into joint ventures and strategic alliances with other companies. There can be no assurance that the Company will be successful in overcoming the risks associated or problems encountered in connection with such business combinations, investments, or joint ventures, or that such transactions will not materially adversely affect the Company's business, financial condition, or operating results.

POSSIBLE CONTINUED VOLATILITY OF STOCK PRICE

Fiscal 1999 and 2000 was marked by significant fluctuations in the market price of the common stock, par value $.01 per share, of the Company (the "Common Stock"). Factors such as announcements of technological innovations or new products by the Company, its competitors and other third parties, as well as quarterly variations in the Company's results of operations and market conditions in the industry, may cause the market price of the Common Stock to continue to fluctuate significantly. In addition, the stock market in general has recently experienced substantial price and volume fluctuations, which have particularly affected the market prices of many software and e-commerce companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations also may adversely affect the market price of the common stock.

EFFECT OF ACCOUNTING PRONOUNCEMENTS

On December 3, 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101, as ammended, summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. All registrants are expected to apply the accounting and disclosure requirements that are described in SAB 101 by the fourth quarter of their fiscal year beginning after December 15, 1999. The Company is in the process of evaluating the impact of this interpretation on its future financial statements.

              NO REVISIONS OR UPDATES TO FORWARD-LOOKING STATEMENTS

The Company has no obligation to release publicly any revision or update to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale by the selling stockholders listed below of the shares of common stock offered under this prospectus.

                              SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus are being offered by those selling stockholders listed below. On September 29, 2000, the Company acquired Applied Image Technology, Inc. ("AIT") pursuant to a Plan and Agreement of Merger among the Company, AIT, and a single purpose wholly-owned subsidiary of the Company named AIT Acquisition Corp. (the "Merger Agreement"). Under the terms of the Merger Agreement, AIT was merged into AIT Acquisition Corp., and all outstanding shares of AIT common stock were exchanged for 214,999 shares of common stock of the Company. On September 29, 2000, the Company issued 214,999 shares of its common stock to the former shareholders of AIT.

In connection with the AIT acquisition, Mr. John F. Enghauser II entered into an employment agreement with the Company providing for termination by the Company at will but guaranteeing Mr. Enghauser's base salary for a period of eighteen
(18) months from the day of execution. Prior to the acquisition, Mr. Enghauser was President of AIT.

On December 31, 2000, pursuant to the terms of a Business Partnership and Bilateral Reseller Agreement between the Company and i2 Technologies, Inc., the Company issued a Warrant to purchase up to 500,000 shares of its common stock to i2 Technologies, Inc. This Warrant has an exercise price of $10.25 per share, and was exercisable immediately upon issuance and continuously for a term ending on the earlier to occur of (a) June 30, 2003, or (b) 180 days after the expiration or termination of the Business Partnership and Bilateral Reseller Agreement by either party for any reason.

Other than as just described, none of the selling stockholders has held any position or office or had any other material relationship with the Company during the past three years.

The Company has agreed to use its reasonable efforts to keep the registration statement covering the resale of the Shares effective for a period ending ninety
(90) days from the date that the registration first becomes effective, or on such earlier date as the distribution of Shares as contemplated by this Prospectus is completed.

The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders as of March 7, 2001 (including any shares which that selling stockholder has the right to acquire within 60 days after March 7, 2001 by the exercise of options or under the Warrant) after taking into account:

     -    the shares of common stock issued pursuant to the acquisition of AIT

     - the maximum number of shares of common stock that may be offered by the selling stockholder under this prospectus;

     - the number of shares of common stock that will be beneficially owned by each selling stockholder assuming all of the shares that may be offered under this prospectus are sold; and

     - the percentage of common stock owned after the offering if all of the shares that may be offered under this prospectus are sold (if such percentage is greater than 1%).

The information with regard to each selling stockholder provided in the table and footnotes below is based upon information provided to the Company by that selling stockholder.

                                                                                 Number of      Percentage of
                                         Number of Shares      Maximum            Shares         Class Owned
                                           Beneficially       Number of        Beneficially    After Offering
                                            Owned as of      Shares Being       Owned after      (if greater
Name of Beneficial Owner                   March 7, 2001       Offered            Offering         than 1%)
------------------------                   -------------       -------            --------         --------
i2 Technologies, Inc.                         500,000           500,000                  0              *
Kenneth G. Hungerford, II                      48,870            48,870                  0              *
Peter C. Cook, Trustee                         46,703            46,703                  0              *
John F. Enghauser, II                          61,184            46,184             15,000              *
Mary Patricia Teets, Trustee                   43,963            43,963                  0              *
Peter C. Cook, First Trustee                    5,122             5,122                  0              *
Stewart J. Kniff                                3,331             3,331                  0              *
Deane R. Brengle                                2,686             2,686                  0              *
M. Jean Murphy                                  2,686             2,686                  0              *
Timothy A. Sullivan                             2,686             2,686                  0              *
William D. Shurlow                              2,686             2,686                  0              *
William F. Ehinger                              2,668             2,668                  0              *
Donald W. Reynolds                              2,632             2,632                  0              *
Mobilife Financial Services                     2,561             2,561                  0              *
Richard J. Lacks, Sr.                           2,221             2,221                  0              *

*    Less than 1%.

                              PLAN OF DISTRIBUTION

     We are registering all of the shares on behalf of the selling stockholders. "Selling stockholders," as used in this prospectus, includes donees, pledgees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus.

     The selling stockholders may sell their shares from time to time. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more markets at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - an over-the-counter distribution in accordance with the rules of the NASDAQ National Market,

     -    in privately negotiated transactions,

     - in put or call option transactions or short sales related to the shares, and

     - for shares that qualify for resale under Rule 144 of the Securities Act, under that rule rather than this prospectus.

     Selling stockholders may make sales directly to purchasers or through broker-dealers. If making sales through broker-dealers, those broker-dealers may in turn arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In addition, if any selling stockholder is an affiliate of a broker-dealer, and sells its shares prior to one year after acquiring those shares then, in the view of the SEC staff, that selling stockholder is an underwriter and may only sell stock under this prospectus if the Company is eligible to use Form S-3 for a sale of stock by it. As of the date hereof, the Company is eligible to use Form S-3 for a sale of stock by it.

     In connection with sales of the shares, the selling stockholders may enter into hedging transactions with financial institutions, including broker-dealers. In connection with those transactions, those financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out their short positions. The selling stockholders may also enter into option or other transactions with financial institutions which require the delivery to those financial institutions of shares offered by this prospectus. The financial institution may then resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a financial institution, and, upon a default, the financial institution may make sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities, including liabilities arising under the Securities Act.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. If the Company is notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required under the Securities Act, disclosing (i) the name of each selling stockholder and of the participating broker-dealers(s), (ii) the number of shares involved,
(iii) the price at which the shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers(s), where applicable,
(v) that the broker-dealer(s) did not conduct any investigation to verity the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     In order to comply with the securities law of certain states, shares sold in those states must be sold only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or unless the seller complies with an exemption.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

     Except as provided herein, the Company has agreed to pay all expenses incident to the offer and sale of the common stock offered by the selling stockholders under this prospectus. The Company estimates such expenses to be approximately $11,963. The selling stockholders will pay all selling commissions, brokerage fees and related expenses.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make prior to termination of this offering with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     1. Annual Report on Form 10-K for the fiscal year ended September 30, 2000 filed on December 29, 2000, as amended by the Form 10-K/A filed on January 29, 2001;

     2. Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001, filed on February 14, 2001;

     3. The Company's definitive Proxy Statement distributed in connection with its 2001 Annual Meeting of Stockholders, as filed with the Commission on February 6, 2001; and

     4. The description of the Company's common stock contained in the registration statement on Form 8-A filed on April 14, 1994, including all amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing or telephoning our General Counsel at the following address:

          MRO Software, Inc.
          100 Crosby Drive
          Bedford, Massachusetts 01730
          (781) 220-2000

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for the Company by Craig Newfield, Esq., General Counsel of the Company.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

This prospectus is part of a
registration statement that we              PROJECT SOFTWARE & DEVELOPMENT, INC.
filed with the SEC. You should
rely only on the information or
representations provided in this
prospectus. We have authorized no           714,999 SHARES OF COMMON STOCK
one to provide you with different
information. We are not making an
offer in any jurisdiction where the
offering is not permitted.



                                            PROSPECTUS




        TABLE OF CONTENTS              PAGE



Summary...............................   2
Factors Affecting Future Performance..   4
Forward Looking Statements............  10
Use of Proceeds.......................  10
Selling Stockholders..................  10
Plan of Distribution..................  12
Where You Can Find More Information...  13
Legal Matters.........................  14
Experts...............................  14

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby. All amounts are estimated except the SEC and Nasdaq filing fee. Costs of issuance and distribution will be borne by the Registrant as follows:

          SEC Registration Fee                   $  2,463
          Accounting Fees and Expenses           $  2,500 *
          Legal Fees and Expenses                $  2,000 *
          Miscellaneous                          $  5,000 *
                                                 ========
          Total                                  $ 11,963
*ESTIMATED.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 6 of the Company's Amended and Restated Articles of Organization provides that a director shall not have personal liability to the Company or its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of the Company, to the maximum extent permitted by Massachusetts Law. Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 61 or 62 of the Massachusetts Business Corporation Law dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 6 of the Company's Amended and Restated Articles of Organization further provides that the Company shall, to the fullest extent authorized by Chapter 156B of the Massachusetts General Laws, indemnify each person who is, or shall have been, a director or officer of the Company or who is or was a director or employee of the Company and is serving, or shall have served, at the request of the Company, as director or officer of another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys' fees) imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding whether civil or criminal, in which they may be involved by reason of being or having been such a director or officer or as a result of service with respect to any such employee benefit plan. Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation or, to the extent such matter related to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, liabilities arising out of the Securities Act of 1933, as amended.

     Section 67 of the Massachusetts Business Corporation Law also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (i) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (ii) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's Amended and Restated Articles of Organization or Restated By-Laws.


ITEM 16. EXHIBITS

The exhibits listed in the accompanying Exhibit Index are filed as part of this Registration Statement on Form S-3.

ITEM 17. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bedford, Commonwealth of Massachusetts, on March 14, 2001.

                                   PROJECT SOFTWARE & DEVELOPMENT, INC.

                                   By:  /s/ Norman E. Drapeau, Jr.
                                       -----------------------------------------
                                        Norman E. Drapeau, President
                                        and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Norman E. Drapeau, Jr., Peter J. Rice and Craig Newfield, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                               TITLE                                        DATE
---------                               -----                                        ----

 /s/ Norman E. Drapeau, Jr.             President and Chief Executive Officer, and   March 14, 2001
-----------------------------------        Director (Principal Executive Officer)
 Norman E. Drapeau, Jr.

 /s/ Peter J. Rice                      Vice President of Finance and                March 14, 2001
-----------------------------------        Administration, Chief Financial Officer
 Peter J. Rice                             and Treasurer (Principal Financial and
                                           Accounting Officer)

 /s/ Robert L. Daniels                  Executive Chairman of the Board              March 14, 2001
-----------------------------------
 Robert L. Daniels

 /s/ Richard P. Fishman                 Director                                     March 14, 2001
-----------------------------------
 Richard P. Fishman

 /s/ John A. McMullen                   Director                                     March 14, 2001
-----------------------------------
 John A. McMullen

 /s/ Stephen B. Sayre                   Director                                     March 14, 2001
-----------------------------------
 Stephen B. Sayre

 /s/ Alan L. Stanzler                   Director                                     March 14, 2001
-----------------------------------
 Alan L. Stanzler

EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

 4.1 Amended and Restated Articles of Organization of the Company (included as Exhibit 3.3 to the Company's Registration Statement on Form S-1,
          Registration No. 33-76420, and incorporated herein by reference) *

 4.2 Restated By-Laws of the Company, as amended (included as Exhibit 3.5 to the Quarterly Report on Form 10-Q for the fiscal quarter ended
          December 31, 2000 File No. 0-23852 and incorporated herein by reference) *

 4.3 Specimen certificate for the Common Stock of the Company (included as Exhibit 4.1 to the Company's Registration Statement on Form S-1,
          Registration No. 33-76420, and herein by reference) *

 4.4      Article 4B of the Amended and Restated Articles of Organization of the
          Company (included as Exhibit 4.1 to the Company's Registration
          Statement on Form S-1, Registration No. 33-76420, and incorporated herein by reference) *

 4.5      Rights Agreement dated as of January 27, 1998, between MRO Software,
          Inc. and BankBoston, N.A. as Rights Agent (included as Exhibit 4 (a) to the Company's Current Report on Form 8-K dated February 2, 1998,
          File No.0-23852, and incorporated herein by reference) *

 4.6      Form of Certificate of Designation of Series A Junior Participating
          Preferred Stock of MRO Software, Inc. (included as Exhibit 4 (b) to the Company's Current Report on Form 8-K dated February 2, 1998, File
          No. 0-23852, and incorporated herein by reference) *

 4.7      Form of Rights Certificate (included as Exhibit 4 (c) to the Company's
          Current Report on Form 8-K dated February 2, 1998, File No. 0-23852, and incorporated herein by reference) *

 4.8 Articles of Amendment dated March 6, 2001 (included as Exhibit 3.4 to the Company's Current report on Form 8-K dated March 9, 2001, File
          No. 0-23852, and incorporated herein by reference) *

 5.1      Legal Opinion of Craig Newfield, Esq.**

23.1      Consent of PricewaterhouseCoopers LLP **

23.2      Consent of Craig Newfield, Esq. (contained in Exhibit 5.1)**

24 Power of Attorney (contained on Signature Page of this registration statement)

---------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

**        Filed herewith.